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                                                                       Exhibit 5
December 4, 1997


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, MN  55401

Ladies and Gentlemen:

I am general counsel of ReliaStar Financial Corp., a Delaware corporation (the "Company") and have represented the Company in connection with the preparation of a Registration Statement on Form S-3 of the Company dated the date hereof (the "Registration Statement"), for the proposed registration under the Securities Act of 1933, as amended (the "Securities Act"), of 750,000 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of the Company.

I have reviewed such corporate records and other documents relating to the Shares, including the Registration Statement, and have reviewed such matters of law as I have deemed necessary for this opinion. In my opinion:

1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares and the rights to purchase preferred stock attached to such shares (the "Rights"), and when such shares are issued pursuant to the terms and conditions of the ReliaStar Dividend Reinvestment and Optional Cash Purchase Plan, as contemplated by the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable, with Rights attached hereto.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


   /s/ Richard R. Crowl
---------------------------------
Richard R. Crowl

RRC:7187z